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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[ X] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

Softline Limited
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   (Last)               (First)                 (Middle)

16 Commerce Crescent, Eastgate Extension 13
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                                    (Street)

Sandton 2148 South Africa
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   (City)                           (State)                           (Zip)

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2. Issuer Name and Ticker or Trading Symbol

SVI Holdings, Inc. (SVI)
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3. IRS or Social Security Number of Reporting Person (Voluntary)

--
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4. Statement for Month/Year

March 1999
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5. If Amendment, Date of Original (Month/Year)

--
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

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7. Individual or Joint/Group Filing
   (Check applicable line)

   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                              5.             6.
                                                              4.                              Amount of      Owner-
                                                              Securities Acquired (A) or      Securities     ship
                                                              Disposed of (D)                 Beneficially   Form:     7.
                                                              (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                   2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                 Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                  Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                         (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
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

Common Stock                       05/27/98       A4              119,869     A      See Note 1  16,683,994   D
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Common Stock                       12/31/98       A4               28,125     A      See Note 2               D
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

Note 1: On May 27, 1998, the Issuer agreed to issue 119,869 shares to Softline Limited to reimburse it for $546,902 in costs borne by Softline Limited in connection with the acquisition of Triple-S Computers Pty. Limited by a subsidiary of the Issuer. The shares were valued at the $4.56 close price reported on the OTC Bulletin Board on that date. The certificates for such shares were not issued until March 31, 1999.

Note 2: On December 31, 1998, the Issuer agreed to issue 28,125 shares to Softline Limited to reimburse it for costs borne by Softline Limited in connection with the acquisition of the "compAssess" product by a subsidiary of the Issuer. The shares were valued at the $7.31 closing price on American Stock Exchange on that date. The certificates for such shares were not issued until March 31, 1999.

*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                  Page 1 of 2




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FORM 5 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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====================================================================================================================================

Explanation of Responses:



/s/ David L. Reese, as attorney
in fact for Softline Limited                                 July 8, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                                  Page 2 of 2